United States
Securities and Exchange Commission
Washington, D. C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934 (Amendment No. 1)

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☐	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12
SYNALLOY CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Synalloy Corporation is amending its letter to shareholders filed on Schedule 14A with the Securities and Exchange Commission on April 15, 2020 to correct the inadvertent omission of certain footnotes. There are no other revisions to the Company's letter to shareholders or Schedule 14A filed on April 15, 2020.

SYNALLOY FILES DEFINITIVE PROXY STATEMENT
AND SENDS LETTER TO SHAREHOLDERS

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RICHMOND, VA, April 15, 2020 (BUSINESS WIRE) – The Board of Directors (the “Board”) of Synalloy Corporation (Nasdaq: SYNL) (“Synalloy” or the “Company”) today filed its definitive proxy statement and issued a letter to shareholders.

The letter to shareholders highlights the Company’s recent operational achievements and extensive constructive efforts to engage with Privet Fund Management LLC (“Privet”) and UPG Enterprises LLC (“UPG”), which are seeking to take over the Board and business of Synalloy without paying any control premium to all shareholders and with speculative turnaround plans that could destroy shareholder value. The letter also highlights the Company’s commitment to successfully operating the high quality set of assets it has deliberately assembled, and to delivering increased value and liquidity to shareholders, including committing to a formal review of strategic alternatives once the markets have settled down following the macro-economic challenges caused by the COVID-19 global health pandemic.

Dear Synalloy Shareholders,

Thank you for your continued investment in Synalloy Corporation (“Synalloy” or the “Company”). The 2020 Annual Meeting of Shareholders (the “Annual Meeting”) will be held on June 30, 2020 at 9:00 AM ET. This year’s Annual Meeting is a particularly important one, as you will be asked to make a critical decision regarding the future of Synalloy.

Privet Fund Management LLC (“Privet”) and UPG Enterprises LLC (“UPG”) are attempting to seize control of the Board of Directors (the “Board”) by nominating five directors to your Board of eight directors. Even though they intend to take over your Board, and therefore the management and business of Synalloy, Privet and UPG have not offered shareholders a control premium. Waging a costly and distracting proxy contest, with the goal of dismantling Synalloy’s Board and management team during a global health and economic crisis, not only threatens to destabilize the business but also could destroy shareholder value. Your vote is extremely important. As you make this critical decision about the future of your Company and your Board,

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we would like to highlight the following reasons why supporting your independent and experienced Board represents the best path to protect the value of your investment.

In 2018, the Company produced record operating profits and Adjusted EBITDA, up 30% and 71%, respectively, over previous Company records set in 2014.1 In 2019, U.S. consumption for stainless steel pipe and tube decreased dramatically to 2016 recession levels. Despite these macroeconomic headwinds, the Company reduced net debt in 2019 by approximately $21 million, effectively paying for the bulk of the ASTI acquisition in one year. Expecting a continued challenging macroeconomic environment for the Company’s end markets in 2020, your Board and management decisively executed a cost cutting initiative generating savings in excess of $6 million to forecast an Adjusted EBITDA margin of 6.5% on the high end of the guidance.2 Prudent capital allocation decisions well position the Company to thrive following the pandemic-related economic downturn. Your Board and management’s judicious business stewardship, capital allocation and cost management position all Synalloy shareholders to benefit over the long term. Synalloy’s track record of outperformance among other metals companies in terms of total shareholder return over the last three- and five-year periods3 is the clearest indicator that your Board is the best steward of your capital over the long term, in contrast to Privet’s and UPG’s unproven and speculative strategy.

Your Board has continuously and constructively engaged with Privet since it first became a shareholder in the Company four years ago. During this time, we have regularly welcomed — and in many cases, implemented — feedback from Privet, including on our strategic plan and M&A prospects. Indeed, we also entered into a bilateral NDA with Privet that lasted for 13 months in order to facilitate our robust engagement. Shareholders should be reminded that, over the course of its investment in Synalloy, Privet has made multiple bids to acquire the Company that were highly contingent and never included financing sources, despite repeated requests from the Company to share these sources with us in order to attempt to advance a dialogue with Privet’s principals. In fact, Privet’s principals frequently complimented the Board and management team for assembling great businesses and

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for operational excellence. Despite our efforts to engage with Privet in an above-board manner at all times, not once did Privet or any of its principals raise any of the criticisms about the Board, management team or business that Privet chose to voice for the first time publicly just a matter of weeks ago when it launched a board-overhaul proxy fight with UPG on barely any notice.

Synalloy’s Board and management team are laser-focused on maintaining the stability of the Company’s business and workforce in the face of the COVID-19 global pandemic and highly volatile macro-economic market conditions. Despite the “ambush” style in which Privet and UPG have launched their change-of-board-control proxy fight, we have continued to engage constructively with Privet and UPG and have made several overtures to them for the benefit of all shareholders to avoid a proxy fight. This includes a fair settlement proposal which included Privet/UPG’s designation of two Board seats as well as input on governance practices that we believe are outsized relative to their combined stake in the Company. Even though Privet and UPG publicly rejected our most recent offer without offering any counter, we remain open to hearing alternatives from them in order to reach a collaborative solution.

Synalloy’s Board prioritizes delivering value and liquidity to shareholders, and has committed to conducting a comprehensive review of strategic alternatives with independent advisors, including a sale of all or part of the Company, and a review of management succession, once the market has stabilized following the global health and economic crisis. On the other hand, Privet and UPG are proposing a Board, business and management overhaul in the middle of a highly unstable market with — at best — a speculative and unproven plan that could jeopardize the value of your investment in Synalloy.

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Your independent and highly qualified Board consists of experts with deep industry-specific experience in manufacturing, supply chain and logistics, as well as legal, regulatory, finance and corporate governance matters. We continue to guide the Company’s corporate strategy, while stewarding Synalloy’s business through strong corporate governance practices and routine engagement with shareholders and the implementation of their feedback. The entire management team has significant experience with manufacturing companies, including metals related businesses. At the business unit level, the Company has maintained excellent leadership continuity by retaining management teams post-acquisition.

We look forward to engaging with you as we continue to prepare for the Annual Meeting. As always, we appreciate your investment in Synalloy and we thank you for your time and consideration.

Very truly yours,

The Board of Directors of Synalloy Corporation

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The Board urges you to carefully consider the information contained in the Company’s proxy materials in connection with the Annual Meeting and cast your vote on the BLUE proxy card.

Should you have any questions, please contact the Company’s proxy solicitor Morrow Sodali:

Synalloy Corporation (Nasdaq: SYNL) is a growth oriented company that engages in a number of diverse business activities including the production of stainless steel pipe and tube, galvanized pipe and tube, fiberglass and steel storage tanks, specialty chemicals and the master distribution of seamless carbon pipe and tubing. For more information about Synalloy Corporation, please visit our website at www.synalloy.com.

This press release may include “forward-looking statements” within the meaning of the federal securities laws. All statements that are not historical facts are “forward-looking statements.” The words “estimate,” “project,” “intend,” “expect,” “believe,” “should,” “anticipate,” “hope,” “optimistic,” “plan,” “outlook,” “should,” “could,” “may” and similar expressions identify forward-looking statements. The forward-looking statements are subject to certain risks and uncertainties, including without limitation those identified below, which could cause actual results to differ materially from historical results or those anticipated. Readers are cautioned not

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to place undue reliance on these forward-looking statements. The following factors could cause actual results to differ materially from historical results or those anticipated: adverse economic conditions; the impact of competitive products and pricing; product demand and acceptance risks; raw material and other increased costs; raw materials availability; employee relations; ability to maintain workforce by hiring trained employees; labor efficiencies; customer delays or difficulties in the production of products; new fracking regulations; a prolonged decrease in oil and nickel prices; unforeseen delays in completing the integrations of acquisitions; risks associated with mergers, acquisitions, dispositions and other expansion activities; financial stability of our customers; environmental issues; unavailability of debt financing on acceptable terms and exposure to increased market interest rate risk; inability to comply with covenants and ratios required by our debt financing arrangements; ability to weather an economic downturn; loss of consumer or investor confidence and other risks detailed from time-to-time in the Company’s Securities and Exchange Commission (“SEC”) filings. The Company assumes no obligation to update the information included in this release.

The Company, its directors and certain of its executive officers are participants in the solicitation of proxies from the Company’s shareholders in connection with the Company’s Annual Meeting. The Company has filed a definitive proxy statement and BLUE proxy card with the SEC in connection with any such solicitation of proxies from the Company’s shareholders. SHAREHOLDERS OF THE COMPANY ARE STRONGLY ENCOURAGED TO READ SUCH PROXY STATEMENT, ACCOMPANYING BLUE PROXY CARD AND ALL OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY AS THEY CONTAIN IMPORTANT INFORMATION. Information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, are set forth in the definitive proxy statement and other materials filed with the SEC in connection with the Annual Meeting. Shareholders can obtain the definitive proxy statement, any amendments or supplements to the proxy statement and other documents filed by the Company with the SEC at no charge at the SEC’s website at www.sec.gov. Copies are also be available at no charge at the Company’s website at www.synalloy.com.
1 See the Company’s Current Report on Form 8-K dated March 5, 2019, which includes a reconciliation of Net Income to Adjusted EBITDA pursuant to GAAP.
2 The 2020 forecast excludes results of Palmer of Texas. See the Company’s Current Report on Form 8-K dated March 6, 2020, which includes a reconciliation of Net Income to Adjusted EBITDA pursuant to GAAP.
Information as of March 31, 2020, total shareholder return (including dividends):
3 year - SYNL - (25.6%); Group Average - (44.9%); Group Median - (54.8%)
5 year - SYNL - (35.5%); Group Average - (48.9%); Group Median - (66.3%)
3 The group of metals companies includes Universal Stainless, Timken Steel, MRC Global, Northwest Pipe, Ampco-Pittsburgh, Haynes International, Allegheny Technologies, L.B. Foster, Steel Partners, Insteel Industries, Olympic Steel, Ryerson, Nucor, Houston Wire and Cable, and Graham Corporation.

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Media Contact
Phil Denning, ICR
(646) 277-1258
Phil.Denning@icrinc.com

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